Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Pioneer Drilling Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Pioneer Drilling Company (Reg. No. 333-48286) of our report dated May 20, 2003 relating to the consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the Annual Report on Form 10-K of Pioneer Drilling Company for the fiscal year ended March 31, 2003.

KPMG LLP

San Antonio, Texas
June 2, 2003